Exhibit 99.1

                                                                            NEWS
FINANCIAL
RELATIONS BOARD                                          RE: NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604


FOR FURTHER INFORMATION:

AT THE COMPANY                                  AT FINANCIAL RELATIONS BOARD
--------------                                  ----------------------------
Will Kelly                                    Alison Ziegler       Susan Garland
Treasurer & Manager of Investor Relations    (General info)       (Analyst info)
(423) 743-9151                                212-445-8432      212-445-8458

FOR IMMEDIATE RELEASE
November 2, 2004

                          NN, INC. REPORTS REVENUE GAIN
                          FOR THE THIRD QUARTER OF 2004

               Revises 2004 Full Year Estimated Earnings Per Share

Johnson City, Tenn., November 2, 2004 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2004. Results include the operations of NN Netherlands (Veenendaal) a component manufacturing operation in Veenendaal, The Netherlands since its acquisition from the SKF Group (SKF) on May 2, 2003. Additionally, net income includes 100% ownership interest in NN Euroball (Euroball) as a result of the purchase of SKF's 23% minority interest on May 2, 2003.

Net sales for the third quarter of 2004 were $72.9 million, up 12.8% from $64.6 million for the same period of 2003. Net income for the third quarter of 2004 totaled $2.2 million, or $0.13 per diluted share, compared to $3.2 million, or $0.18 per diluted share, for the third quarter of 2003. Earnings per diluted share in the third quarter of 2003 included a $0.01 per diluted share gain on the sales of assets related to the closing of the NN Arte facility in Mexico.

Net sales for the first nine months of 2004 were $225.8 million, up 21.1%, compared to $186.4 million for the same period of 2003. Net income for the first nine months of 2004 totaled $7.4 million, or $0.43 per diluted share, compared to $7.5 million, or $0.46 per diluted share, for the same period of 2003. Earnings per diluted share in 2003 included: an after-tax impairment charge of $1.7 million, or $0.11 per diluted share, related to the closing of NN Arte; a non-cash, after-tax charge of $291,000, or $0.02 per diluted share, related to the write-off of unamortized loan costs associated with the refinancing of the former credit facility; and a non-cash, after tax charge of $200,000, or $0.01 per diluted share, for compensation charges associated with a portion of employee stock options accounted for under the variable accounting method.

David L. Dyckman, Chief Financial Officer, commented, "Revenue growth of $8.3 million, or 12.8% over the third quarter of 2003 was principally attributable to increased demand, particularly in Europe and approximately $3.2 million related to the impact of currency exchange rates. While revenue growth was on target, our earnings were pressured by inventory reductions that were slightly greater than planned, continued material price inflation and Sarbanes-Oxley compliance costs.

"As a percentage of net sales, cost of products sold was 78.5% in the third quarter of 2004 versus 77.8% in the third quarter of 2003. The year-over-year increase primarily resulted from the previously mentioned inventory reductions and material price inflation. These were partially offset by volume improvement leverage and cost reduction initiatives.

"Selling, general and administrative expenses for the third quarter of 2004 increased $1.9 million to 9.8% as a percentage of net sales compared to 8.1% for the same period in 2003. The increase was primarily due to Sarbanes-Oxley compliance and Level 3 implementation costs."

Mr. Dyckman concluded, "Our Level 3 initiatives are well underway and these efforts have positioned us well for 2005. Reductions in inventory levels, while continuing to negatively impact margins in 2004, will serve to benefit asset utilization and our return on invested capital over the long term. As of September 30, 2004, total debt minus cash was $69.5 million versus $79.5 million as of December 31, 2003, a reduction of $10.0 million. Also, we are in the process of selling our idle Walterboro, South Carolina ball manufacturing facility in an auction sale in mid November 2004. The net cash generated from the sale of this facility, which has been idle since early 2002, will be used to further reduce our outstanding debt. We continue to remain on track to reduce total debt minus cash by an estimated $13 million to $14 million for the full year."

Roderick R. Baty, Chairman and Chief Executive Officer, commented, "Although the third quarter of 2004 was essentially on plan with our expectations, we continue to experience volatile steel prices and, during the quarter, we saw prices for both scrap and finished steel rise beyond what we anticipated just one quarter ago, particularly in Europe. Due to contractual obligations, there continues to be a delay in our ability to pass through these higher raw material prices to our customers. As a result, we anticipate an additional negative impact to earnings in the fourth quarter of 2004 of approximately $600,000, or $0.03 per diluted share. Looking forward to 2005, we do anticipate recovering the majority of the raw material increases we incurred in 2004 and are currently having discussions with our customers regarding the elimination of the timing delay for 2005. Additionally, consistent with our strategy of rationalizing our global manufacturing capacity, we have begun to transfer the manufacture of certain automotive products from our facility in Eltmann, Germany to our new facility in Kysucke Nove Mesto, Slovakia. As a result of the transfer of this production, we will reduce our Eltmann workforce by approximately 40% in 2005. Although the displacement of these employees is unfortunate, we feel this transfer is necessary to best serve our customers by more efficiently balancing our global capacity. This balancing will improve the efficiencies of our European facilities and will provide us further opportunities for continued cost structure improvements. We will provide a compensation package to our affected employees that will result in the recording of an estimated after-tax severance charge of approximately $1.4 million or $0.08 per diluted share. We anticipate recording this charge in the fourth quarter of 2004."

Adjusting for the aforementioned material inflation and estimated severance costs, NN currently expects earnings of $0.49 to $0.52 per diluted share for 2004, down from previous guidance of $0.60 to $0.63. This equates to estimated earnings for the fourth quarter of between $0.05 to $0.08 per diluted share.

Mr. Baty concluded, "From an operations standpoint, business continues to perform as expected. Slovakia is now up and running and we anticipate shipping approximately $2.0 million of product in the fourth quarter 2004, putting us on track to reach our forecasted levels of production for the year. Additionally, construction has begun on our new Chinese facility and we are excited about the prospects for new business throughout Asia. Finally, we continue to make excellent progress in our Level 3 program with further achievements in training, helping to position us for continued quality, margin, cash flow and earnings improvements in 2005."

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $253 million in 2003.

The comments by Mr. Baty regarding production schedules, forecasted demand and revenues, earnings, and costs and by Mr. Dyckman regarding certain estimated cost, debt reduction and earnings are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2003.

                            (Financial Tables Follow)

                                    NN, Inc.
                         Condensed Statements of Income
                    (In Thousands, except per share amounts)
                                   (Unaudited)

                                                          Three Months Ended                    Nine Months Ended
                                                              September 30,                       September 30,
                                                       2004              2003                2004               2003
                                                   -------------     -------------       -------------      -------------

Net sales                                            $   72,917        $   64,612          $  225,815         $  186,415
Cost of products sold (exclusive of                      57,263            50,294             176,590            142,758
  depreciation shown separately below)
Selling, general and administrative                       7,126             5,247              22,309             15,650
Depreciation and amortization                             3,999             3,602              11,918             10,103
Restructuring and impairment costs (gain)                    --              (224)                 --              2,498
                                                   -------------     -------------       -------------      -------------
Income from operations                                    4,529             5,693              14,998             15,406

Interest expense, net                                     1,101              921                2,925              2,325
Other (income) expense                                     (177)              (38)               (208)               272
                                                   -------------     -------------       -------------      -------------
Income before provision for income taxes                  3,605             4,810              12,281             12,809
Provision for income taxes                                1,453             1,646               4,926              4,630
Minority interest in consolidated subsidiary                 --                --                  --                675
                                                   -------------      ------------       -------------      -------------
Net income                                           $    2,152        $    3,164          $    7,355         $    7,504
                                                   =============      ============       =============      =============
Diluted income per common share                      $     0.13        $     0.18          $     0.43         $     0.46
                                                   =============     =============       =============      =============
Weighted average diluted shares                          17,135            17,167              17,142             16,194
                                                   =============     =============       =============      =============


                                    NN, Inc.
                            Condensed Balance Sheets
                                 (In Thousands)
                                   (Unaudited)

                                                                              September 30,             December 31,
                                                                                  2004                      2003
                                                                        ------------------        ------------------
Assets
Current Assets:
Cash                                                                            $    7,773             $      4,978
Accounts receivable, net                                                            50,656                   40,864
Inventories, net                                                                    32,292                   36,278
Other current assets                                                                 6,092                    6,299
                                                                        -------------------       ------------------
   Total current assets                                                             96,813                   88,419

Property, plant and equipment, net                                                 125,463                  128,996
Assets held for sale                                                                    --                    1,805
Goodwill, net                                                                       42,544                   42,893
Other assets                                                                         4,871                    4,304
                                                                        -------------------       ------------------
   Total assets                                                                 $  269,691             $    266,417
                                                                        ===================       ==================
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                                                $   37,418             $     32,867
Accrued salaries and wages                                                          12,106                   12,032
Short-term note                                                                         --                    2,000
Current portion of long-term debt                                                    6,523                   12,725
Other liabilities                                                                    6,519                    3,070
                                                                        -------------------       ------------------
   Total current liabilities                                                        62,566                   62,694

Deferred income taxes                                                               14,102                   13,423
Long-term notes payable                                                             70,735                   69,752
Other                                                                               13,355                   14,080
                                                                        -------------------       ------------------

Total liabilities                                                                  160,758                  159,949

Total stockholders' equity                                                         108,933                  106,468
                                                                        -------------------       ------------------

Total liabilities and stockholders' equity                                      $  269,691             $    266,417
                                                                        ===================       ==================